                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              PLASMA-THERM, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               PLASMA-THERM, INC.


                    Notice of Annual Meeting of Stockholders
                                 April 25, 1995



TO THE STOCKHOLDERS:


         The Annual Meeting of Stockholders of Plasma-Therm, Inc. (the "Company") will be held at the Company's headquarters, 9509 International Court, St. Petersburg, Florida 33716, on Tuesday, April 25, 1995, at 10:00 a.m., Local Time, for the following purposes:

                 1. To elect two directors of the Company to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified; and

                 2. To vote on approval of the Company's 1995 Stock Incentive Plan; and

                 3. To vote upon an amendment to the Company's certificate of incorporation increasing the number of authorized common shares to 25,000,000; and

                 4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has selected the close of business on March 10, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and any adjournment or postponement thereof.

         YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY DELIVERING TO THE SECRETARY OF THE COMPANY A DULY EXECUTED PROXY BEARING A LATER DATE OR BY APPEARING AT THE MEETING AND VOTING BY WRITTEN BALLOT IN PERSON.


                                              By Order of the Board of Directors




                                                   Diana M. DeFerrari, Secretary


Dated:  March 31, 1995

                               PLASMA-THERM, INC.

                            9509 International Court
                         St. Petersburg, Florida 33716
                                 (813) 577-4999

                                ---------------
                                PROXY STATEMENT
                                ---------------


         This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Plasma-Therm, Inc., a Florida corporation (the "Company"), for the Annual Meeting of Stockholders to be held at the Company's headquarters, 9509 International Court, St. Petersburg, Florida 33716, on Tuesday, April 25, 1995 at 10:00 a.m., Local Time, and at any postponements or adjournments thereof (the "Meeting" or the "Annual Meeting"). The approximate date on which this Proxy Statement and the accompanying form of proxy will be first sent or given to stockholders is March 31, 1995.

         The record date for determining stockholders entitled to vote at the Meeting has been fixed as the close of business on March 10, 1995. As of the record date, there were 10,131,561 shares of the Company's common stock, $.01 par value ("Common Stock"), outstanding and entitled to vote. Each share of Common Stock entitles the holder to one vote and votes may not be cumulated in the election of directors. The presence, in person or by proxy, at the Meeting of the holders of the shares of Common Stock entitled to cast a majority of the votes will constitute a quorum for purposes of the Meeting.

         A form of proxy is enclosed for use at the Annual Meeting. Proxies will be voted in accordance with stockholders' instructions. If no instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted "FOR" the election of the nominees for directors named below, "FOR" approval of 1995 Stock Incentive Plan, "FOR" increasing the number of authorized common shares to 25,000,000 and by the proxies in their discretion on any other matters to come before the Meeting. Any proxy given may, however, be revoked by the stockholder executing it at any time before it is voted by giving written notice to the Secretary of the Company, by delivering to the Secretary of the Company a duly executed proxy bearing a later date or by appearing at the Meeting and voting by written ballot in person.

         The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or telegraph and, in addition, directors, officers and employees of the Company may solicit proxies by such methods without additional remuneration. In accordance with the regulations of the Securities and Exchange Commission, the Company will reimburse, upon request, banks, brokers and other institutions, nominees and fiduciaries for their expenses incurred in sending proxies and proxy material to the beneficial owners of the Company's Common Stock.


                             ELECTION OF DIRECTORS
                                  (ITEM NO. 1)

         Two directors are to be elected at the Meeting to serve until the next annual meeting and until their successors are duly elected and qualified. The persons named in the accompanying form of proxy intend to vote the shares represented by the proxy for the election as directors of the two nominees named below, unless authority to vote for any nominee is withheld in the proxy. Although the Board of Directors does not contemplate that any of the nominees named will be unavailable for election, in the event a vacancy in the slate of nominees results from an unexpected occurrence, it is presently intended that the proxy will be voted for the election of a nominee who shall be designated by the Board.

         Under the Company's By-Laws, the Board of Directors shall have not less than two nor more than twelve members. Presently, the number of authorized members of the Board of Directors of the Company is fixed at two. Two directors are to be elected at the Meeting for terms of office expiring at the next Annual Meeting of Stockholders. Certain biographical information is furnished below with respect to the nominees of the Board of Directors for election as directors.

         RONALD H. DEFERRARI, Age 54, founder of the Company, has served as President and Chairman of the Board of Directors since the Company's formation in 1975. At the present time, he is also the Treasurer of the Company.

         A.S. GIANOPLUS, Age 64, has served as Executive Vice President of Compex Corporation, a provider of computer systems and services to the government and industry, since August of 1988. From August 1982 to July 1988, Mr. Gianoplus was Vice President for Corporate Development at Planning Research Corp. (also a provider of computer systems and services to government and industry), where he was responsible for acquisitions, divestitures and strategic development. Prior to this he had several positions with ITT Corp., the last being Director of Business Strategy for ITT's Telecommunications and Electronics Group. He has served as Director of Plasma-Therm, Inc. since August 1989.

         Directors will be elected by a plurality of the votes cast in person and by proxy at the Annual Meeting. That is, the nominees receiving the two highest number of votes for election will be elected. For this purpose, votes withheld, any broker non-votes and any abstentions are not treated as "no" votes as they are not given effect in determining which candidates are elected.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTORS OF THE COMPANY.

COMMITTEES, MEETINGS AND COMPENSATION OF THE BOARD OF DIRECTORS

         The Board of Directors held three meetings during the fiscal year ended November 30, 1994 ("fiscal 1994"). The Board acted seven additional times by unanimous written consent during that period (excluding numerous single-purpose consents relating solely to formalities of the Company's change of domicile merger). There are no standing nominating or compensation committees of the Board of Directors. The Board of Directors of the Company has an Audit Committee. Mr. Gianoplus is Chairman of this committee and Mr. Deferrari is the other member. The Audit Committee, which held one meeting during fiscal 1994, has responsibility for reviewing matters involving the retention of auditors, for overseeing internal audit matters, for responding to and resolving issues with the Company's auditors, and for reporting on these issues to the Board of Directors for appropriate action. The Board of Directors of the Company also has a Stock Option Committee. Mr. Gianoplus is Chairman of this committee and Mr. Deferrari is the other member. The Stock Option Committee acted two times by unanimous written consent during fiscal 1994. The Stock Option Committee has responsibility for administering the Company's stock option plan. In addition to formal meetings of the Board of Directors and its Committees, the directors have frequent informal communications between themselves and with other executives regarding Board and Committee issues.

         Mr. Gianoplus is compensated at the rate of $20,000 per year plus reimbursement for expenses for serving as a director of the Company.

REPORT OF THE DIRECTORS REGARDING COMPENSATION

         The Board of Directors determines annually the compensation to be paid to the Company's executive officers named in the Summary Compensation Table.
In making such determination, the Board of Directors reviews and evaluates information supplied by management. The Company's compensation policies are structured to enable the Company to attract, retain and motivate highly qualified executive officers and to reward contributions to the Company's success. The objective is to provide a management team that will consistently produce superior results for the Company and its shareholders. The compensation of executive officers includes salary, stock options and bonuses.

         Salary. The Board of Directors annually reviews the salary of each executive officer in relation to the previous salaries and with regard to general industry conditions or trends. The Board of Director's policy is to set salaries in relation to the contribution of each incumbent and to grant merit increases based on individual performance. The Board of Directors considers the financial condition of the Company, earnings in an absolute manner and in relation to the previously established business plan, other measures of business success and the degree of difficulty in achieving these levels. Executive officer compensation for the last three years is listed on page 5.

         Stock Options/Bonuses. The Board of Directors believes that including a portion of an executive's annual incentive compensation in the form of stock options in addition to cash bonuses encourages the executive to have the common goal with outside stockholders of increasing the price of the Company stock over any given period of time. The Board of Directors encourages management's stock ownership. The Board of Directors grants options based upon the individual executive's contribution in the previous year based upon achievement of corporate and individual goals. Executive officer stock option grants for the last three years are listed on page 6. Similarly, bonus formulas were based on the Company's net earnings, instead of other measures of performance, because net earnings have a significant effect on the market price of the Company's Common Stock.

         In May 1994, the Board entered into three year employment agreements with each of the three executive officers, representing replacements of earlier agreements. The agreements and compensation details are described in footnotes 3, 4 and 7 to the Summary Compensation Table on page 5. Such agreements were entered into to assure the services of the respective officers on agreed terms over a multi-year period. The Board determined that each of the executive officers was being compensated inadequately, when judged by the standards of comparable size companies in similar businesses and in the light of the Company's recent rate of growth and overall performance.

         In the case of Ronald H. Deferrari, the Board determined to make no change in his minimum base salary. In the light of his substantial existing stockholdings and in view of his desire for asset diversification and liquidity, the Board considered it appropriate to give him an incentive in the form of a cash bonus based on a percentage of the Company's annual net earnings, rather than an incentive in the form of an option to purchase additional shares or other stock-related incentive.

         In the case of Ronald S. Deferrari, he was provided an increase in compensation based on past performance and commensurate with his increase in responsibilities as Executive Vice President and Chief Operating Officer. His new agreement also eliminated the provision in his earlier agreement that entitled him to sales commissions, an incentive based upon gross revenues and not necessarily correlated to net earnings. In lieu of the sales commissions, Mr. Deferrari's new agreement provides for a bonus based on a percentage of the Company's annual net earnings.

         In the case of Diana M. DeFerrari, she served as Director of Administration, but not in a position that the Company considered to be an executive officer, until May 1994 when she was elected Secretary of the Company. This agreement, entered into when she became an officer, increased her base compensation and entitled her to a bonus based on a percentage of the Company's annual net earnings. These terms were considered at the time to be commensurate with her level of responsibility and her past performance. In February 1995, the Board named Ms. DeFerrari to the additional office of Vice President of Administration and authorized a new three year employment agreement increasing her annual base compensation and her bonus compensation, which is based on a percentage of the Company's annual net earnings. The increases were based upon the Board's evaluation of her performance, the level of her responsibilities, and the rate of compensation of executives in similar positions at similar companies.


                                              Members of the Board of Directors:

                                              Ronald H. Deferrari, Chairman
                                              A. S. Gianoplus

COMPARATIVE STOCK PERFORMANCE

         The following graph compares cumulative total stockholder return on Company Common Stock for the five years ended November 30, 1994, with that of the NASDAQ Stock Market (U. S. Companies) Composite Index (the "Composite Index") and a peer group stock performance index defined as follows: SIC Index No. 3500-3599 (industrial and commercial machinery and computer equipment companies) (the "Peer Group"). The graph shows the comparative values for $100 invested on November 30, 1989.


                         FIVE YEAR TOTAL RETURN CHART


                                    [CHART]



                                                               Total Return
                                -------------------------------------------------------------------------
 Year                              Plasma-Therm               Composite Index               Peer Group
 ----                              ------------               ---------------               ----------
 1989                                 $100.00                     $100.00                    $100.00
 1990                                   57.60                       81.10                      88.60
 1991                                   48.50                      121.00                     115.80
 1992                                   51.50                      152.30                     161.50
 1993                                  351.50                      175.30                     165.60
 1994                                  448.50                      175.60                     185.80

MANAGEMENT COMPENSATION


Set forth below is information regarding the cash compensation earned or awarded for the last three fiscal years paid to the Company's three executive officers.

                           SUMMARY COMPENSATION TABLE


                                            Annual Compensation               Long Term Compensation
                                            -------------------               ----------------------
          (a)            (b)      (c)        (d)          (e)        (f)         (g)             (h)
                                                      Other Annual Restricted
        Name and                                      Compensation   Stock                     All Other
   Principal Position    Year   Salary($)  Bonus($)(1)    ($)(2)    Awards(#)   Options(#)   Compensation($)
   ------------------    ----   ---------  -----------    ------    ---------   ----------   ---------------
Ronald H. Deferrari,     1994     150,000     53,688     25,931       -           -               -
President, Treasurer(3)  1993     150,000         -          -        -           -               -
                         1992     150,000         -          -        -           -               -
                                                  -          -        -           -               -

Ronald S. Deferrari,     1994     112,539(5)  53,688      3,000       -         5,000          57,626(6)
Executive Vice           1993      72,597         -       6,000       -        55,000          58,095
President (4)

Diana M. DeFerrari,      1994      56,553(8)  10,738      5,600       -         5,000             -
Vice President of

Administration,
Secretary (7)


___________________________
(1) Reflects bonuses based on fiscal 1994 net income. Bonuses are paid quarterly based on quarterly net income of the Company for the first three fiscal quarters and are reconciled for the full fiscal year after the fiscal year end. The bonuses are subject to certain limitations, which vary among the individuals

(2)    Automobile allowance.

(3) In May 1994, the Company entered into a new employment agreement with Ronald H. Deferrari, with a term of three years. Under such agreement, Mr. Deferrari is to receive $150,000 in cash compensation per year and a bonus based on 5% of the Company's fiscal year net earnings not to exceed $100,000. Upon termination of the agreement, including termination on death and disability, Mr. Deferrari is entitled to receive the full compensation provided thereunder for the remainder of the term of the agreement, unless the termination is made by the Company based upon reasonable cause as defined in the agreement, in which event the compensation shall continue one year from the notice of termination. Mr. Deferrari is entitled to terminate the agreement in the event of a change of control of the Company or a significant change in position or his job responsibilities without his consent, in which case Mr. Deferrari will also be entitled to receive the full compensation provided thereunder for the remainder of the agreement term.

(4) In May 1994, the Company entered into an employment agreement with Ronald S. Deferrari, with a term of three years. Under such agreement, Mr. Deferrari is to receive $136,000 per year in cash compensation and a bonus based on 5% of the Company's fiscal year net earnings, not to exceed $150,000. Upon termination of the agreement, including termination on death and disability, Mr. Deferrari is entitled to receive the full compensation provided thereunder for the remainder of the term of the agreement, unless the termination is made by the Company based upon reasonable cause as defined in the agreement, in which event the compensation shall continue one year from the notice of termination. Mr. Deferrari is entitled to terminate the agreement in the event of a change of control of the Company or a significant change in position or his job responsibilities without his consent, in which case Mr. Deferrari will also be entitled to receive the full compensation provided thereunder for the remainder of the agreement term.

(5) The amount stated is the amount paid during fiscal 1994 under Ronald S. Deferrari's old employment agreement through May 1994 and thereafter under the new employment agreement referenced in footnote 4 above.

(6) Sales commissions earned by Ronald S. Deferrari under his old employment agreement. Under Ronald S. Deferrari's new employment agreement described in footnote 4 above, he is not entitled to sales commissions.

(7) Ms. Deferrari did not become an executive officer of the Company until May 1994.

       In May 1994, the Company entered into an employment agreement with Diana
       M. DeFerrari, with a term of three years. Under such agreement, Ms. DeFerrari's cash compensation per year was $60,000 and she was entitled to a bonus based on 1% of the Company's fiscal year net earnings. In February 1995, the Company entered into a new employment agreement with Ms. DeFerrari for a three year term. Under such agreement, her cash compensation per year is $101,000 and a bonus based on 2.5% of the Company's fiscal year net earnings. The other terms and conditions of her new agreement remain the same as under her prior agreement as follows. Upon termination of the agreement, including termination on death and disability, Ms. DeFerrari is entitled to receive the full compensation provided thereunder for the remainder of the term of the agreement, unless a termination is made by the Company based upon reasonable cause as defined in the agreement, in which event the compensation shall continue one year from the notice of termination.
       Ms. DeFerrari is entitled to terminate the agreement in the event of a change of control of the Company or significant change in position or her job responsibilities without her consent, in which case Ms. DeFerrari will also be entitled to receive the full compensation provided thereunder for the remainder of the agreement term.

(8) The amount stated is the amount paid during fiscal 1994 under Ms. DeFerrari's old employment agreement through May 1994 and thereafter under the subsequent employment agreement referenced in footnote 7.

        The following table provides certain information regarding the stock options granted during fiscal 1994 to the executive officers.

                                                    OPTION GRANTS IN FISCAL 1994


                                                                                              Potential Realizable
                                                     Individual Grants                          Value at Assumed
                                       ----------------------------------------------
                                  Number of      % of Total                                      Annual Rates of
                                 Securities       Options                                          Stock Price
                                 Underlying      Granted to      Exercise or                    Appreciation for
                                   Options      Employees in     Base Price     Expiration          Option Term($)
                                                                                              --------------------
      Name                       Granted(#)    Fiscal Year(%)   Per Share($)       Date          5%          10%
      ----                       ----------    --------------   ------------    ----------     ------      -------
 Ronald H. Deferrari                 --              --              --             --           --          --

 Ronald S. Deferrari               20,000           22.7            1.90          12/2/95      45,790      53,960
                                    5,000            5.7            1.41          03/9/96       8,495      10,011

 Diana M. DeFerrari                 5,000            5.7            1.90          12/2/95      11,448      13,490
                                    5,000            5.7            1.41          03/9/96       8,495      10,011

                         AGGREGATED OPTION EXERCISES IN
                FISCAL 1994 AND NOVEMBER 30, 1994 OPTION VALUES


          (a)               (b)             (c)              (d)            (e)             (f)             (g)
                                                                                        Value of unexercised in-the-
                           Shares                           Number of unexercised       money options at fiscal year
                        acquired on    Value realized     options at fiscal year end               end($)
                                                          --------------------------    ----------------------------
      Name              exercise(#)        ($)(1)        Exercisable   Unexercisable    Exercisable    Unexercisable
      ----              -----------    --------------    -----------   -------------    -----------    -------------
 Ronald H. Deferrari         --              --              --              --              --             --
 Ronald S. Deferrari       84,000         314,700          25,000            --           70,575            --
 Diana M. DeFerrari         5,000          18,450          25,000            --           92,025            --
--------------------------

         (1) Column (d) lists the total options held by the executive officers as of November 30, 1994. As of that date, the executive officers held beneficially, excluding their options, an aggregate of 2,716,689 shares of Company Common Stock. As a consequence, executive officers share with all shareholders the risk of future changes in the market value of Company Common Stock, which will depend upon, among other factors, the Company's future performance and such executive officer's contribution to that performance.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

    The Company leased approximately 48,360 square feet in New Jersey, where the Company's subsidiary, Magnetran, Inc. resides. The leases expired October 31, 1994. The premises were leased from the President of the Company paid an aggregate base rental of $135,207 in fiscal 1994. In addition to the minimum base rent, the Company paid taxes, insurance and maintenance relating to the leased properties. Magnetran, Inc. entered into a new 5 year gross lease, with the Company's President, commencing November 1, 1994 for approximately 17,750 square feet in New Jersey. The premises are leased at a current aggregate annual base rental of $86,841, which escalates 3% annually. After the initial term of the lease, Magnetran has an option to renew for five years with a 3% increase each year. The aggregate rentals paid to the President for all leases for fiscal 1994, was approximately $225,500.

COMMON STOCK OWNERSHIP

       The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 10, 1995 by (i) each person who is known to beneficially own more than 5% of the Company's stock, computed in accordance with Securities Exchange Act Rule 13d-3; (ii) each of the Company's directors; and (iii) all directors and executive officers of the Company as a group. The stockholders listed possess sole voting and investment power with respect to the shares listed.

                                                                        AMOUNT AND NATURE                  APPROXIMATE
                                                                          OF BENEFICIAL                    PERCENT OF
                     NAME                                                   OWNERSHIP                         CLASS
                     ----                                                   ---------                         -----
                     Ronald H. Deferrari (1)                               2,603,505(1)                       24.49%
                     9509 International Court
                     St. Petersburg, FL  33716

                     Ronald S. Deferrari                                      98,092(2)                          (4)
                     9509 International Court
                     St. Petersburg, FL 33716

                                                                        AMOUNT AND NATURE                  APPROXIMATE
                                                                          OF BENEFICIAL                    PERCENT OF
                     NAME                                                   OWNERSHIP                         CLASS
                     ----                                                   ---------                         -----
                     Diana M. DeFerrari                                      65,092(3)                         (4)
                     9509 International Court
                     St. Petersburg, FL  33716

                     A.S. Gianoplus
                     8007 Algarve St.                                        23,000(5)                         (4)
                     McLean, VA  22102


                     Executive Officers                                     2,789,689                         26.24%
                     and directors as a group
                     (4 persons)

(1) Includes 500,000 shares that may be acquired by Mr. Deferrari at a price of $0.7721 per share at any time prior to April 20, 2002 under a warrant issued to Mr. Deferrari in 1987 in connection with his personal guaranty of a loan made to the Company. The percentage shown assumes that the shares subject to this warrant are outstanding.
(2) Includes an option to purchase 20,000 shares at a price of $1.90 per share, which expires on December 2, 1995 and an option to purchase 5,000 Shares at a price of $1.41 per share, which expires on March 3, 1996.
(3) Includes an option to purchase 15,000 shares at a price of $0.47 per share, which expires on September 8, 1995, an option to purchase 5,000 shares at a price of $1.90 per Share, which expires on December 2, 1995, and an option to purchase 5,000 shares at a price of $1.41 per Share, which expires on March 9, 1996.
(4) Less than 1% of the outstanding Common Stock.
(5) Includes an option to purchase 5,000 Shares at a price of $1.41 per share, which expires on March 9, 1996.

DELINQUENT BENEFICIAL OWNERSHIP REPORTS

         Ronald S. Deferrari failed to file on a timely basis reports on Form 4 of changes in beneficial ownership of Company shares that were due under
Section 16 of the Securities Exchange Act of 1934 on July 10, 1993, October 10, 1993, January 10, 1994 and April 10, 1994. The delinquencies arose principally because Ronald S. Deferrari was unaware that his receipt and exercise of options under the Company's 1988 Stock Option Plan resulted in reportable transactions by him. Ronald S. Deferrari's delinquent reports covered four stock option grants and three transactions involving the exercise of stock options.

    Stacy L. Wagner, the Company's Controller, failed to file on a timely basis reports on Form 4 that were due on August 10, 1994, October 10, 1994 and January 10, 1995. Such reports related to one purchase of the Company's shares on the open market, the exercise of stock options and sales on six dates.


                   APPROVAL OF THE 1995 STOCK INCENTIVE PLAN
                                  (Item No. 2)

    On March 17, 1995, the Board of Directors and the Stock Option Committee of the Company adopted the Plasma-Therm, Inc. 1995 Stock Incentive Plan (the "Plan"). The following summary of certain features of the Plan is not complete. Reference is made to the full text of the Plan for additional information.

    The Plan is intended as an additional incentive to directors, employees, consultants and advisors of the Company to serve the Company and to devote themselves to the future success of the Company by providing them with an opportunity to acquire or increase their proprietary interest in the Company through the receipt of rights to acquire Common Stock.

    Options granted under the Plan to employees, including directors who are employees, may be designated as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or may be designated as options not intended to be ISOs
("non-qualified stock options").

    The key provisions of the Plan are as follows:

             1. Number of Shares. The maximum number of shares for which options or awards may be granted under the Plan is 1,000,000 shares of Common Stock, increased annually by an additional number of shares equal to 1% of the number of shares outstanding on the last day of each fiscal year, commencing November 30, 1995; provided that the maximum aggregate number of shares to be issued under the Plan shall not exceed 3,000,000. Such increase shall be made each November 30, regardless of the number of shares remaining available for issuance under the Plan on such date. Such shares are subject to adjustment if the outstanding shares of Common Stock are changed by reason of a reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination or exchange of shares and the like or dividends payable in shares. No optionee may receive options for more than 150,000 shares in any fiscal year of the Company. If the Plan is adopted, the directors will not issue any new options under the Company's 1988 Stock Option Plan. All numbers of shares set forth in this description of the Plan are subject to adjustment under antidilution provisions.

             2. Administration. The Plan will be administered in whole or in part by the Board of Directors or by one or more committees of two or more directors who are "disinterested" directors (as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended). The Board of Directors or any committee administering the Plan is referred to herein as the "Committee." The Committee has the authority to (i) determine the optionees to whom, the times at which, and the price at which options shall be granted, (ii) the number of shares subject to the option and whether the option is an ISO or a non-qualified stock option, (iii) approve the form and terms and conditions of the option grants. The committee has similar authority to approve awards of shares under the Plan.

             3. Eligibility. All Company employees, members of the Board of Directors, consultants and advisors to the Company are eligible to receive options and/or awards under the Plan. The Plan provides that members of the Committee will receive non-qualified stock options automatically in accordance with the following formula: on June 30, 1995 and on each June 30th thereafter, each Committee member will receive an option for 5,000 shares. Such options will be exercisable at 60% of the fair market value of the shares on the option issuance date, will become exercisable with respect to 100% of the shares covered by the option on the first anniversary of the date of grant, and will expire five years after the date of grant. The Plan provides that a Committee member may elect not to receive a formula option grant (in which case the Committee member will receive nothing in lieu thereof) and may also revoke such election. In either case, the election or the revocation of the election will be effective only for formula option grants that otherwise were scheduled to be made after the date of the election. Mr. Ronald H. Deferrari has waived his rights to receive any formula options on June 30, 1995, 1996 and 1997.

             4. Term of Plan. No ISOs may be granted under the Plan after March 16, 2005.

             5.  Term of Option.  All options terminate on the earliest of:
(a) the expiration of the term specified in the option document, which, in the case of an ISO, may not exceed ten years from the date of grant or five years after the date of grant if the optionee on the date of grant owns, directly or by attribution, shares possessing more than 10% of the total combined voting power of all classes of stock of the Company; (b) a finding by the Committee, except as otherwise provided in the optionee's option document, that the optionee has been engaged in disloyalty to the Company and has violated the Company's policies, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his employment or services, or has disclosed trade secrets or confidential information of the Company; (c) the date, if any, set by the Board of Directors as an accelerated expiration date in the event of the liquidation or dissolution of the Company;
(d) the occurrence of such other event or events as may be set forth in the option document as causing an accelerated expiration of the option; or (e) except as otherwise set forth in a particular option document, options will terminate three months after the optionee's employment or service with the Company terminates for any reason other than disability or death, or one year after such termination due to the optionee's disability or death.

             6. Option Price. The option price for non-qualified stock options may be less than, equal to, or greater than the fair market value of the shares subject to the option on the date that the option is granted, and for ISOs will be at least 100% of the fair market value of the shares subject to the option on the date that the option is granted. If an ISO is granted to an employee who then owns, directly or by attribution under the Code, shares possessing more than 10% of the total combined voting power of all classes of shares of the Company, the option price will be at least 110% of the fair market value of the shares on the date that the option is granted.

             7. Stock Appreciation Rights (SARs). The Committee may grant to an optionee rights to surrender to the Company, in whole or in part, an option, and to receive in exchange thereof payment by the Company of an amount equal to the excess of the fair market value of the shares of Common Stock subject to such option, or portion thereof, so surrendered over the exercise price to acquire such shares. The Committee has the sole discretion to determine whether payment is to be made in shares of Common Stock, in cash, or in a combination of Common Stock and cash. Each SAR will relate to a specific option granted under the Plan and will be granted to the optionee concurrently with the grant of the option. The formula options granted to Committee members shall contain the SAR feature.

             8. Payment. An option holder may pay for shares covered by an option in cash or by certified or cashier's check payable to the order of the Company or by such other mode of payment as the Committee may approve, including payment through a broker in accordance with Regulation T of the Federal Reserve Board. If any payment is required by a grantee of an award, such payment may be made in cash or by certified check payable to the order of the Company or by such other mode of payment that the Committee may approve.

             9. Awards. Shares may be awarded under the Plan with or without payment of consideration in such amount as the Committee may determine. Shares may be awarded subject to various conditions -- e.g., that the shares may be reacquired by the Company in return for the consideration (if any) paid by the recipient of the award upon the recipient's termination of employment or other relationship with the Company, with such reacquisition rights of the Company lapsing in installments over time.

             10. Option Document; Award Document; Restriction on Transferability. All options will be evidenced by a written option document containing provisions consistent with the Plan and such other provisions as the Committee deems appropriate. No option granted under the Plan may be transferred, except by will or the laws of descent and distribution; provided that a non-qualified stock option may be transferred pursuant to a qualified domestic relations order, as defined by the Internal Revenue Code or in Title I of the Employee Retirement Income Security Act of 1974, as amended, or to certain family members or family related entities as described in the Plan.
All awards granted pursuant to the Plan will be evidenced by a written award agreement in a form as the Committee will approve, which agreement will comply with terms and conditions as the Committee may require as long as these terms and conditions are not inconsistent with the terms of the Plan.

             11. Provisions Relating to a "Change of Control." Notwithstanding any other provision of the Plan, in the event of a "Change of Control" (as defined in the Plan), the Committee may accelerate the expiration and/or exercisability of individual options. Such acceleration will apply automatically to the formula options granted to the Committee members and with respect to those optionees who, in the good faith determination of the Board of Directors, are likely to have their relationship with the Company terminated (including constructive termination through a significant decrease in authority, responsibility, or overall total compensation) as a result of such change of control.

             12. Amendments to the Plan or Option and Award Document's Interpretation. Subject to certain limitations in the Plan, the Board of Directors may amend the Plan or an option or award from time to time in such manner as it may deem advisable, provided that no option or award document may be amended in a manner adverse to the interest of the holder without the consent of the holder. The Committee has the power to interpret the Plan and adopt rules and regulations for its administration.

             13. Tax Aspects of the Plan. The following discussion is intended to summarize briefly the general principles of Federal income tax law applicable to options granted under the Plan. A recipient of an ISO will not recognize taxable income upon either the grant or exercise of the ISO. The option holder will recognize long-term capital gain or loss on a disposition of the shares acquired upon exercise of an ISO, provided the option holder does not dispose of those shares within two years from the date the ISO was granted or within one year after the shares were transferred to such option holder. Currently, for regular federal income tax purposes, long-term capital gain is taxed at a maximum rate of 28%, while ordinary income is generally subject to a maximum effective rate of 39.6%. If the option holder satisfies both of the foregoing holding periods, then the Company will not be allowed a deduction by reason of the grant or exercise of an ISO.

    As a general rule, if the option holder disposes of the shares before satisfying both holding period requirements (a "disqualifying disposition"), the gain recognized by the option holder on the disqualifying disposition will be taxed as ordinary income to the extent of the difference between (a) the lesser of the fair market value of the shares on the date of exercise or the amount received for the shares in the disqualifying disposition, and (b) the adjusted basis of the shares, and the Company will be entitled to a deduction in that amount. The gain (if any) in excess of the amount recognized as ordinary income on a disqualifying disposition will be long-term or short-term capital gain, depending on the length of time the option holder held the shares prior to the disposition.

    The amount by which the fair market value of a share at the time of exercise exceeds the option price will be included in the computation of such option holder's "alternative minimum taxable income" in the year the option holder exercises the ISO. Currently, for a taxpayer subject to the alternative minimum tax, the alternative minimum tax rate varies between 26% and 28% depending upon the amount of alternative minimum taxable income. If an option holder pays alternative minimum tax with respect to the exercise of an ISO, then the amount of such tax paid will be allowed as a credit against regular tax liability in subsequent years. The option holder's basis in the shares for purposes of the alternative minimum tax will be adjusted when income is included in alternative minimum taxable income.

    A recipient of a non-qualified stock option will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. Such an option holder will recognize ordinary income in the taxable year in which the option holder exercises the non-qualified stock option, in an amount equal to the excess of the fair market value of the shares received upon exercise at the time of exercise of such options over the exercise price of the option, and the Company will be allowed a deduction in that amount. Upon disposition of the shares subject to the option, an option holder will recognize long-term or short-term capital gain or loss, depending upon the length of time the shares were held prior to disposition, equal to the difference between the amount realized on disposition and the option holder's basis in a share subject to the option (which basis ordinarily is the fair market value of the shares subject to the option on the date the option was exercised).

    In the case of SARs, the Company is of the opinion that the holder will not realize any compensation income at the time of grant. However, the fair market value of stock or cash delivered pursuant to the exercise of such SARs will be treated as compensation income taxable to the employee at the time of exercise, and the Company will be entitled to a deduction under the Code at the time and equal to the amount of compensation income that is realized by the holder.

    Section 162(m) of the Code generally limits the deductibility of compensation paid to certain employees ("Covered Employees") of any publicly held company to the extent such compensation exceeds $1 million per year (the "Million Dollar Cap"). Income recognized as a result of the exercise of a stock option by a Covered Employee would normally be taken into account for this purpose. However, if an option is granted pursuant to a plan which meets certain requirements, relating both to the terms of the plan and to its administration by "outside directors," any income attributable to the exercise of the option will be treated as "performance-based compensation" to which the

Million Dollar Cap does not apply. The Plan has been established in a manner that is intended to satisfy these requirements.

VOTE REQUIRED

    The Plan will be adopted by the stockholders if a majority of the votes cast at the Annual Meeting on the proposal to adopt the Plan are in favor of adoption. For the purposes of determining the vote on this proposal, broker non-votes and abstentions will not be included in calculating whether the majority of the votes cast was for or against adoption. To obtain the benefits of Rule 16b-3 under the Securities Exchange Act of 1934 (relating to potential liability of directors, officers and 10% shareholders under the "short swing profit recapture" provision of Section 16(b) of such Act), the Plan must be approved by holders of a majority of the shares present and entitled to vote at the meeting, counting abstentions as equivalent to negative votes.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" THE PROPOSAL TO APPROVE THE PLAN.

OTHER PLANS

         The following table sets forth information as of February 28, 1995 on options outstanding under the Company's Stock Option Plan dated December 1, 1988 (the "1988 Plan"). If the stockholders approve the 1995 Stock Incentive Plan, no additional options will be granted thereafter under the 1988 Plan.

         No. of shares originally covered by Plan      850,000
         Shares issued pursuant to Plan                658,100
         Shares subject to outstanding options          98,000
         Shares available for future options            93,900
         Price range of outstanding options        $0.47-$2.50

         During fiscal 1994, options for 40,000 shares were granted under the Plan to executive officers and directors of the Company, and as of November 30, 1994, options to purchase 55,000 shares under the Plan were held by executive officers and directors of the Company.


                    INCREASE IN NUMBER OF AUTHORIZED SHARES
                                  (Item No. 3)

    The Company's Articles of Incorporation authorizes the issuance of 12,000,000 shares of Common Stock. On March 10, 1995, 10,131,561 shares were outstanding, 98,000 shares were reserved for issuance on the exercise of options outstanding under the Company's 1988 Stock Option Plan and an additional 93,900 shares were reserved under such Plan for future stock option grants. Accordingly, only 1,676,539 authorized shares are available and unreserved for future issuance. The Board of Directors believes that the Company should have a substantial reserve of authorized but unissued shares of Common Stock to be available for future financings, for options and awards under the 1995 Stock Incentive Plan, for possible acquisitions, for an Employee Stock Purchase Plan that is under consideration and for other purposes. Accordingly, the Board has approved, and there is being submitted to the stockholders for approval, an amendment to Article V of the Company's Articles of Incorporation increasing the number of authorized shares of Common Stock to 25,000,000. The Company has no present plans, agreements, undertakings or negotiations, to issue additional shares except as may be contemplated by the 1995 Stock Incentive Plan (or by the 1988 Stock Option Plan if the 1995 Stock Incentive Plan is not adopted by the stockholders). The issuance of a substantial number of shares, otherwise than on a pro-rata basis to the existing stockholders, would dilute the percentage interest in the Company of the current stockholders and might make it more difficult for a person to acquire control of the Company.

VOTE REQUIRED

         The Amendment will be adopted by the stockholders if a majority of the votes cast at the Annual Meeting on the proposal to adopt the Plan are in favor of adoption. For the purposes of determining the vote on this proposal, broker non-votes and abstentions will not be included in calculating whether the majority of the votes cast was for or against adoption.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE AMENDMENT.

                                                                     APPENDIX A

                              PLASMA-THERM, INC.
             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


The undersigned, a stockholder of Plasma-Therm, Inc. (the "Company"), hereby constitutes and appoints RONALD H. DEFERRARI and A.S. GIANOPLUS, or either of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned, to attend the Annual Meeting of Stockholders of the Company to be held at the Company's headquarters, 9509 International Court, St. Petersburg, Florida 33716, on Tuesday, April 25, 1995 at 10:00 a.m., and at any adjournment or postponement thereof and therein to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present.

            (CONTINUED ON REVERSE SIDE- PLEASE SIGN ON OTHER SIDE)





/X/  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.


1.  Election of                            FOR                         WITHHOLD AUTHORITY
    Directors.                         all nominees                  to vote for all nominees
    Indicated in                     listed at right                     listed at right            NOMINEES:  Ronald H. Deferrari
    the Proxy Statement                  /  /                                 /  /                               A.S. Gianoplus


(INSTRUCTION: to withhold authority to vote for either individual nominee, write that nominee's name on the line below.)

-----------------------------------------------------

2.  Proposal to approve the Company's 1995 Stock Incentive Plan.                    FOR                  AGAINST           ABSTAIN
                                                                                   /  /                   /  /              /  /

3.  Proposal to amend the Company's Certificate of Incorporation to increase        FOR                  AGAINST           ABSTAIN
    the number of authorized common shares to 25,000,000.                          /  /                   /  /              /  /

    UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ELECTION
OF THE LISTED NOMINEES AS DIRECTORS AND "FOR" THE PROPOSALS SET FORTH ABOVE.
THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY
OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR
POSTPONEMENT THEREOF.

    THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT FOR THE MEETING.

PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE PREPAID
ENVELOPE.





SIGNATURE                                          DATE                                                           DATE
         ------------------------------------------    -----------------     ------------------------------------     -------------
                                                                                   SIGNATURE IF HELD JOINTLY

NOTE:  Please sign exactly as your name(s) appear(s) above.  When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give your title as such, and if signer is a corporation please sign with full corporate name by duly authorized officer or officers and affix the corporate seal.  When stock is issued in the name of two or more persons, all such persons should sign.